Exhibit 99.1

            Kimco Realty Corporation Reports Third Quarter Earnings

     NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--Oct. 26, 2007--Kimco Realty Corporation (NYSE: KIM) reported results for the quarter ending September 30, 2007.

     Net income available to common shareholders was $75.1 million for the third quarter of 2007 or $0.29 per diluted share compared to $88.5 million or $0.36 per diluted share for the third quarter of 2006. Year-to-date, net income per diluted share was up 15.1 percent to $1.37 from $1.19 per diluted share for the same period in 2006.

     Funds from operations (FFO), a widely accepted supplemental measure of REIT performance, was $146.6 million for the third quarter 2007, an increase of 5.8 percent from $138.6 million in the same period a year ago. Funds from operations per diluted share were up 1.8 percent to $0.57 for the third quarter of 2007 from $0.56 in the third quarter of 2006. Year-to date, FFO per diluted share grew 26.4 percent to $2.06 from $1.63 for the same period in 2006. A reconciliation of net income to FFO is provided in the attached tables.

     Highlights for the third quarter 2007:

     --   Achieved growth in same-store net operating income for the quarter of
          4.2 percent;

     -- Posted a record high occupancy of 96.2 percent in the entire shopping center portfolio at the end of the third quarter, a 30 basis point increase sequentially and a 90 basis point increase from the same period a year ago;

     -- Grew year-to-date FFO per diluted share by 26.4 percent over the same period in 2006;

     -- Recognized $6.0 million of promoted income upon the sale of two assets from Kimco Retail Opportunity Portfolio (KROP) and other distributions from KROP during the quarter;

     -- Recognized $6.2 million, net of tax, from its investment in Albertson's;

     -- Issued $460 million of cumulative redeemable preferred stock at a yield of 7.75 percent; and

     -- Replaced the company's $850 million revolving credit facility with a new $1.5 billion, 4 year revolving credit facility, maturing October, 2011, at an interest rate reduction of 7.5 basis points.

     Capital Structure

     Subsequent to the quarter close, Kimco completed two strategic moves as part of its overall capital plan. With the goal of maximizing liquidity, the company completed a $460 million offering of 18,400,000 depositary shares, each representing a 1/100 fractional interest in a share of the company's 7.75% Class G Cumulative Redeemable Preferred Stock, $1.00 par value per share. These depositary shares, priced at $25.00, entitle holders to a 7.75% cumulative dividend or $1.9375 per annum, are not convertible into common stock and are redeemable at par at the option of the company on and after October 10, 2012.

     In addition, the company expanded its U.S. line of credit to $1.5 billion from $850 million with an interest rate reduction of 7.5 basis points. These two transactions position the company well for future strategic acquisitions or initiatives.

     Portfolio Activity

     Kimco's shopping center portfolio includes 948 properties: 852 in the United States and Puerto Rico, 39 in Canada, 53 in Mexico and four in Chile. Same-store growth in net operating income was 4.2 percent for the quarter. Same-store growth has averaged 4.6 percent over the past eight quarters.

     During the quarter, the company celebrated the grand opening of the District at Tustin Legacy, a one million square foot lifestyle center being developed in partnership with Vestar Development Company in Tustin, Calif. The company has more than 55 active development and redevelopment projects for its own portfolio as well as approximately 30 merchant development projects. Total net cost for these projects is estimated at more than $2.0 billion at completion.

     Approximately 20 of the 55 projects for Kimco's own portfolio are located in Mexico. Mexico has historically been underserved by retail operators with only approximately 800 shopping centers compared to 48,000 in the U.S. As income levels rise, home financing becomes available and demographics in Mexico shift more toward urban areas, formal retail venues are increasingly in demand. Kimco is currently the largest owner of retail centers in Mexico and expects to continue investing vigorously in the country.

     Kimco continues to pursue innovative strategies to create shareholder value. The company is pursuing several new commingled funds which it expects to unveil in 2008. A U.S. Land Fund similar to the Mexico Land Fund will be introduced and used to purchase and hold land for future development in Arizona, California, Texas and Florida. An Urban Redevelopment Fund will target in-fill redevelopment opportunities in the New York City metro area. Finally, as Kimco expands geographically into South America, the company will partner with investors to own retail properties in countries such as Brazil, Chile and Peru.

     Shopping Center Portfolio

     For the quarter, the company signed a total of 430 leases totaling 1,151,000 square feet in its shopping center holdings: 227 new leases for 526,000 square feet and 203 lease renewals for 625,000 square feet. In the U.S. portfolio, Kimco signed 165 new leases for 483,000 square feet and 138 lease renewals for 491,000 square feet. On new leases signed for the same space in U.S., the average increase in contractual base rent was approximately 17.1 percent on a cash basis for the quarter.

     During the quarter the company acquired 15 properties. Acquisitions include the Birchwood portfolio with seven retail properties totaling 240,000 square feet on Long Island, N.Y., two power centers, one in Charlotte, N.C. and one in Corona Hills, Calif. and one shopping center in Mexico City, Mexico. The company also acquired one additional property in a joint venture during the quarter, which is leased to an auto dealership in Windsor, Canada.

     Kimco continues to expand its relationship with GE Real Estate in Mexico. During the quarter, Kimco sold a 50 percent interest in two development properties into its Mexican joint venture with GE Real Estate for US $17.2 million. Ciudad del Carmen, a 427,000 square foot shopping center located on Mexico's gulf coast just west of the Yucatan Peninsula, will be anchored by Home Depot, Chedraui grocery store, and a theater. Plaza Rosarito is a 600,000 square foot shopping center anchored by Wal-Mart, Home Depot and Cinepolis and is located on Mexico's pacific coast, south of Tijuana. This brings the total number of properties in the joint venture with GE Real Estate to 14 properties totaling approximately 5.0 million square feet.

     In August, the company purchased land for approximately US $16.9 million for a 455,000 square foot retail development located in Tijuana, Mexico. The center, which will be anchored by Wal-Mart and Cinepolis, is expected to open in the fourth quarter of 2008 and will cost approximately $34 million.

     The Mexico Land and Development Fund, a joint venture managed by Kimco, added a second site to its portfolio during the quarter with the acquisition of a 22 acre land parcel in Apodaca, Mexico just outside Monterrey for approximately US $5.3 million. Two new sites, located in Monterrey and Torreon, were also approved. The land will be held for future development or sale.

     The company also acquired eight new industrial properties in Mexico with its joint venture partner American Industries totaling approximately 202,000 square feet. The properties, located in various cities in Mexico, were purchased for US $17.4 million.

     Kimco Investment Management Programs

     Fees from Kimco's investment management business increased to $12.7 million in the third quarter of 2007 from $9.8 million in the third quarter 2006, including $10.3 million in management fees, $1.9 million in disposition and other transaction-based fees and $0.5 million in other ongoing fees and excluding promoted income.

     Kimco Developers (KDI)

     Kimco Developers, Inc. sold Phase II of Gateway Station Plaza, an 80,000 square foot shopping center in Burleson, Texas for $18.6 million. KDI also sold Gilbert Esplanade, 68 acres of undeveloped land located in Arizona which was previously held for development, for $37.8 million.

     Kimco Capital Services

     Preferred Equity Investments

     Kimco currently has approximately $465 million invested in 261 properties in its preferred equity program, 160 properties in the U.S. and 101 properties in Canada. During the quarter, the company recognized a total of $11.4 million of income, net of tax, from preferred equity investments including $1.1 million in residual profit participation.

     The company acquired eight new preferred equity investments in the U.S. totaling $17.7 million during the quarter and eight in Canada for US $19.4 million.

     Retailer Services & Kimco Select (KSI)

     Retailer Services, Kimco's business which provides capital to retailers and other enterprises with significant real estate holdings and Kimco Select, which invests opportunistically with select operating partners, recognized income of $31 million during the quarter. Income from Retailer Services included approximately $3.0 million in recurring income as well as $6.2 million resulting from the company's investment in Albertsons.

     Kimco Select realized approximately $22 million during the quarter including a total of $10 million in recurring income. Recurring income included $5.8 million from a partial quarter from its investment in InTown Suites and the portfolio of net leased properties. KSI also realized $10.6 million in gains from the sale of marketable securities.

     Portfolio Overview

     As of September 2007, Kimco owned equity interests in 1,959 properties in the United States, Puerto Rico, Canada, Mexico and Chile totaling 183 million square feet as follows: 409 consolidated shopping centers, 354 shopping centers in investment management programs and 126 other joint venture shopping centers, 59 development properties that together total 948 centers and 145 million square feet. Also included in the 1,959 total are 261 preferred equity investments and 750 other real estate related investments all of which aggregate approximately 38 million square feet.

     The company continues to expand internationally. At September 30, the company had interests in 148 properties totaling 17.8 million square feet in Canada comprised of 39 shopping centers, 101 preferred equity investments and 8 other real estate related investments. In Mexico, the company owned interests in 127 properties totaling 18.8 million square feet comprised of 33 shopping centers, 20 properties under development and 74 other real estate investments. The company also has investments in four shopping centers in Chile.

     2007 Guidance

     --   FFO: $2.56 - $2.59 per diluted share;

     -- Growth in same-store net operating income of approximately 4.0 percent;

     -- Gross property, asset management and other ongoing fees of $40 - $42 million;

     -- Total gains on sales, net of tax, from KDI of approximately $25 million;

     -- Total acquisitions and dispositions, including investment management programs, are expected to be approximately $100 million and $200 million, respectively for the remainder of the year; and

     -- Aggregate contribution, net of tax, from Kimco Preferred Equity, Retailer Services and Kimco Select of approximately $30 - $35 million for the remainder of the year.

     Preliminary 2008 Guidance

     --   FFO: $2.70 - $2.78 per diluted share;

     -- Growth in same-store net operating income of approximately 4.0 percent;

     Conference Call and Supplemental Materials

     The company will hold its quarterly conference call today, Friday, October 26 at 10:00 a.m. Eastern Time. The call will include a review of the company's third quarter 2007 performance as well as a discussion of the company's strategy and expectations for the future.

     To participate, dial 1-800-811-8824. A replay will be available for one week by dialing 1-888-203-1112; the Conference ID will be 7942810. Access to the live call and a replay will be available through the company's website at www.kimcorealty.com under "Investor Relations: Presentations."

     About Kimco

     Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates the nation's largest portfolio of neighborhood and community shopping centers. As of September 30, 2007, the company owned interests in 1,959 properties comprising 183 million square feet of leaseable space across 45 states, Puerto Rico, Canada, Mexico and Chile. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 45 years. For further information, visit the company's web site at www.kimcorealty.com.

     Safe Harbor Statement

     The statements in this release state the company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business,
(iii) local real estate conditions, (iv) increases in interest rates, and (v) increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's SEC filings, including but not limited to the company's report on Form 10-K for the year ended December 31, 2006. Copies of each filing may be obtained from the company or the Securities & Exchange Commission.

     The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2006, as may be updated or supplemented in the company's Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.


                       KIMCO REALTY CORPORATION
             Condensed Consolidated Statements of Income
                (in thousands, except per share data)
                             (unaudited)

                     Three Months Ended        Nine Months Ended
                       September 30,             September 30,
                     2007         2006         2007         2006
                   ---------   ----------   ----------   ----------


Revenues from
 Rental Properties $173,712    $ 149,124    $ 501,827    $ 431,868
                   ---------   ----------   ----------   ----------

Rental Property
 Expenses:
   Rent               3,029        2,914        9,011        8,643
   Real Estate
    Taxes            21,026       19,289       59,500       55,347
   Operating and
    Maintenance      21,752       18,077       65,184       52,274
                   ---------   ----------   ----------   ----------
                     45,807       40,280      133,695      116,264
                   ---------   ----------   ----------   ----------

Net Operating
 Income             127,905      108,844      368,132      315,604

Income from Other
 Real Estate
 Investments         19,846       27,192       66,815       60,939
Mortgage Financing
 Income               4,084        2,847       11,809       15,758
Management and
 Other Fee Income    12,700        9,819       43,486       29,554
Depreciation and
 Amortization       (48,131)     (35,666)    (136,265)     (98,021)
                   ---------   ----------   ----------   ----------
                    116,404      113,036      353,977      323,834

Interest,
 Dividends and
 Other Investment
 Income              16,083       14,109       30,641       38,453
Other
 (Expense)/Income,
 Net                 (1,306)        (159)      (5,954)       8,046

Interest Expense    (58,978)     (44,863)    (157,817)    (125,690)
General and
 Administrative
 Expenses           (29,552)     (22,618)     (77,042)     (55,899)
                   ---------   ----------   ----------   ----------

                     42,651       59,505      143,805      188,744

(Provision) /
 Benefit for
 Income Taxes          (348)      (2,454)      32,740         (775)

Equity in Income
 of Joint
 Ventures, Net       39,310       29,286      111,685       72,798
Minority Interests
 in Income, Net     (10,625)      (5,722)     (24,441)     (19,479)
Gain on Sale of
 Development
 Properties
   Net of Tax of
    $3,352,
    $4,262,
    $8,487, and
    $9,893
    respectively      5,028        6,394       12,731       14,840
                   ---------   ----------   ----------   ----------

   Income from
    Continuing
    Operations       76,016       87,009      276,520      256,128
                   ---------   ----------   ----------   ----------

Discontinued
 Operations:
   Income from
    Discontinued
    Operating
    Properties        1,558        3,172       32,363        9,924
   Minority
    Interest in
    Income             (212)         (30)      (5,771)      (1,604)
   Loss on
    Operating
    Properties
    Held for
    Sale/Sold             -            -       (1,832)        (813)
   Gain on
    Disposition of
    Operating
    Properties,
    Net of Tax          267        1,276        5,538       31,331
                   ---------   ----------   ----------   ----------
   Income from
    Discontinued
    Operations        1,613        4,418       30,298       38,838
                   ---------   ----------   ----------   ----------

Gain On Transfer
 Of Operating
 Properties (1)           -            -            -        1,394
Gain On Sale Of
 Operating
 Properties, Net
 Of Tax (1)             376            -        2,708            -
                   ---------   ----------   ----------   ----------
                        376            -        2,708        1,394
                   ---------   ----------   ----------   ----------

   Income before
    Extraordinary
    Item             78,005       91,427      309,526      296,360

Extraordinary Gain
 from Joint
 Venture
 Investment
 Resulting from
 Purchase Price
 Allocation, Net
 of Income Tax of
 $0, $0, $36,277,
 $0 and Minority
 Interest                 -            -       50,265            -

                   ---------   ----------   ----------   ----------
   Net Income        78,005       91,427      359,791      296,360

   Preferred
    Dividends        (2,909)      (2,909)      (8,728)      (8,728)
                   ---------   ----------   ----------   ----------

   Net Income
    Available to
    Common
    Shareholders   $ 75,096    $  88,518    $ 351,063    $ 287,632
                   =========   ==========   ==========   ==========

Weighted Average
 Shares
 Outstanding for
 Net Income Calcs:
   Basic            252,327      241,002      251,925      236,789
                   =========   ==========   ==========   ==========
       Units              -            -            -          302
       Dilutive
        Effect of
        Options       4,170        5,144        5,165        4,869
                   ---------   ----------   ----------   ---------
   Diluted          256,497      246,146      257,090      241,960
                   =========   ==========   ==========   ==========


Per Common Share:
   Income from
    Continuing
    Operations:
       Basic       $   0.29    $    0.35    $    1.07    $    1.05
                   =========   ==========   ==========   ==========
       Diluted     $   0.29 (2)$    0.34 (2)$    1.05 (2)$    1.03 (3)
                   =========   ==========   ==========   ==========
   Net Income:
       Basic       $   0.30    $    0.37    $    1.39    $    1.21
                   =========   ==========   ==========   ==========
       Diluted     $   0.29 (2)$    0.36 (2)$    1.37 (2)$    1.19 (3)
                   =========   ==========   ==========   ==========


  Reclassifications: Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.
(1) Included in the calculation of income from continuing operations per common share in accordance with sec guidelines.
(2) Reflects the potential impact if certain units were converted to common stock at the beginning of the period.
    The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(3) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Net income would be increased by $310 for the nine months ended September 30, 2006.


                       KIMCO REALTY CORPORATION
                        Funds from Operations
                (in thousands, except per share data)
                             (unaudited)

                      Three Months Ended       Nine Months Ended
                        September 30,            September 30,
                       2007        2006        2007         2006
                     --------    --------    ---------    ---------


Funds From
 Operations

   Net Income        $ 78,005    $ 91,427    $ 359,791    $ 296,360

   Gain on Disp. of
    Operating Prop.,
    Net of Minority
    Interests           (643)     (1,283)      (5,914)     (31,072)

   Gain on
    Disposition of
    Joint Venture
    Operating
    Properties        (4,341)     (4,120)     (26,138)     (12,442)

   Depreciation and
    Amortization       48,164      36,934      136,417      102,228

   Depr. and Amort,
    - Real Estate
    JV's, Net of
    Minority
    Interests          28,366      18,550       78,174       50,168

   Preferred Stock
    Dividends         (2,909)     (2,909)      (8,728)      (8,728)
                     --------    --------    ---------    ---------

   Funds From
    Operations       $146,642    $138,599    $ 533,602    $ 396,514
                     ========    ========    =========    =========

Weighted Average
 Shares Outstanding
 for FFO
 Calculations:
-Basic                252,327     241,002      251,925      236,789
                     --------    --------    ---------    ---------
   Units                5,851       6,476        5,766        5,888
   Dilutive Effect
    of Options          4,170       5,144        5,165        4,869
                     --------    --------    ---------    ---------
-Diluted              262,348(1)  252,622(1)   262,856(1)   247,546(1)
                     ========    ========    =========    =========


Per Common Share
- Basic              $   0.58    $   0.58    $    2.12    $    1.67
                     ========    ========    =========    =========

- Diluted            $   0.57(1) $   0.56(1) $    2.06(1) $    1.63(1)
                     ========    ========    =========    =========

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds From Operations would be increased by $2,635 and $2,544 for the three months ended September 30, 2007 and 2006, respectively and $7,434 and $6,733 for the nine months ended September 30, 2007 and 2006, respectively.

Pursuant to the definition of Funds from Operations ("FFO") adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), FFO is calculated by adjusting net income (loss) (computed in accordance with GAAP), excluding gains from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance and FFO is a widely recognized measure in the Company's industry. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net cash flows from operating activities (determined in accordance with GAAP), as a measure of our liquidity, or as an indicator of our ability to make cash distributions. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.


                       KIMCO REALTY CORPORATION
                 Condensed Consolidated Balance Sheet
               (in thousands, except share information)
                             (unaudited)

                                            September 30, December 31,
                                                2007          2006
                                            ------------- ------------
Assets:

   Operating Real Estate, Net of
    Accumulated Depreciation of $927,402,
    and $806,670, respectively               $  5,022,221  $ 4,156,667
   Investments and Advances in Real Estate
    Joint Ventures                              1,310,014    1,067,918
   Real Estate Under Development                1,132,834    1,037,982
   Other Real Estate Investments                  596,504      451,731
   Mortgages and Other Financing
    Receivables                                   171,813      162,669
   Cash and Cash Equivalents                       45,439      345,065
   Marketable Securities                          213,385      202,659
   Accounts and Notes Receivable                   84,274       83,418
   Other Assets                                   321,894      361,171
                                            ------------- ------------
Total Assets                                 $  8,898,378  $ 7,869,280
                                            ============= ============


Liabilities:
   Notes Payable                             $  3,618,192  $ 2,748,345
   Mortgages Payable                              556,085      567,917
   Construction Loans Payable                     242,197      270,981
   Dividends Payable                              103,976       93,222
   Other Liabilities                              455,611      396,614
                                            ------------- ------------
Total Liabilities                               4,976,061    4,077,079
                                            ------------- ------------
   Minority Interests                             437,060      425,242
                                            ------------- ------------


Stockholders' Equity:
   Preferred Stock , $1.00 par value,
    authorized 3,600,000 shares
   Class F Preferred Stock, $1.00 par
    value, authorized 700,000 shares
      Issued and Outstanding 700,000 shares           700          700
      Aggregate Liquidation Preference
       $175,000
   Common Stock, $.01 par value, authorized
    750,000,000, and 300,000,000 shares-
    Issued 253,213,968, and 251,416,749,
    Outstanding 252,667,388, and
    250,870,169, respectively.                      2,527        2,509
   Paid-In Capital                              3,227,560    3,178,016
   Retained Earnings                              209,018      140,509
                                            ------------- ------------
                                                3,439,805    3,321,734
   Accumulated Other Comprehensive Income          45,452       45,225
                                            ------------- ------------
Total Stockholders' Equity                      3,485,257    3,366,959
                                            ------------- ------------
Total Liabilities and Stockholders' Equity   $  8,898,378  $ 7,869,280
                                            ============= ============


 Reconciliation of Projected Diluted Net Income Per Common Share to
       Projected Diluted Funds From Operations Per Common Share

                             (Unaudited)
                                                       Projected Range
                                                       Full Year 2007
                                                         Low    High
                                                       ------- -------
Projected diluted net income per common share          $  1.58 $  1.62

Projected depreciation & amortization                     0.70    0.71
Projected depreciation & amortization real estate
 joint ventures, net of minority interests                0.40    0.42

Gain on disposition of operating properties             (0.02)  (0.04)
Gain on disposition of joint venture operating
 properties, net of minority interests                  (0.10)  (0.12)
                                                       ------- -------

Projected FFO per diluted common share                 $  2.56 $  2.59
                                                       ======= =======

                                                       Projected Range
                                                       Full Year 2008
                                                         Low    High
                                                       ------- -------
Projected diluted net income per common share          $  1.61 $  1.71

Projected depreciation & amortization                     0.73    0.75
Projected depreciation & amortization real estate
 joint ventures, net of minority interests                0.44    0.48

Gain on disposition of operating properties             (0.04)  (0.08)
Gain on disposition of joint venture operating
 properties, net of minority interests                  (0.04)  (0.08)
                                                       ------- -------

Projected FFO per diluted common share                 $  2.70 $  2.78
                                                       ======= =======

Projections involve numerous assumptions such as rental income
 (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management's estimate of results based upon these assumptions as of the date of this press release.


     CONTACT: Kimco Realty Corporation
              Barbara M. Pooley, vice president, investor relations
              1-866-831-4297